As filed with the Securities and Exchange Commission on December 26, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	6324	41-1321939
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343 (952) 936-1300	Thomas L. Strickland Executive Vice President and Chief Legal Officer UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343 (952) 936-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Richard J. Mattera Hogan & Hartson L.L.P. One Tabor Center 1200 Seventeenth St., Suite 1500 Denver, CO 80202 (303) 899-7300	Christopher J. Walsh Senior Vice President and Deputy General Counsel UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343 (952) 936-1300

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
5.125% Notes due November 15, 2010	$250,000,000	100.000%	$250,000,000	$7,675
5.500% Notes due November 15, 2012	$450,000,000	100.000%	$450,000,000	$13,815
6.000% Notes due November 15, 2017	$250,000,000	100.000%	$250,000,000	$7,675
6.625% Notes due November 15, 2037	$650,000,000	100.000%	$650,000,000	$19,955
Total	$1,600,000,000	—	$1,600,000,000	$49,120

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 26, 2007

PROSPECTUS

$1,600,000,000

Offer to Exchange

$250,000,000 5.125% Notes due November 15, 2010 in exchange for

$250,000,000 5.125% Notes due November 15, 2010

that have been registered under the Securities Act of 1933

And

$450,000,000 5.500% Notes due November 15, 2012 in exchange for

$450,000,000 5.500% Notes due November 15, 2012

that have been registered under the Securities Act of 1933

And

$250,000,000 6.000% Notes due November 15, 2017 in exchange for

$250,000,000 6.000% Notes due November 15, 2017

that have been registered under the Securities Act of 1933

And

$650,000,000 6.625% Notes due November 15, 2037 in exchange for

$650,000,000 6.625% Notes due November 15, 2037

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on                     , 2008, unless extended.

The Exchange Notes:

•

We are offering to exchange all of our outstanding unregistered $250,000,000 5.125% notes due November 15, 2010, $450,000,000 5.500% notes due November 15, 2012, $250,000,000 6.000% notes due November 15, 2017, and $650,000,000 6.625% notes due November 15, 2037, which we refer to collectively as the outstanding notes, for registered $250,000,000 5.125% notes due November 15, 2010, $450,000,000 5.500% notes due November 15, 2012, $250,000,000 6.000% notes due November 15, 2017, and $650,000,000 6.625% notes due November 15, 2037, which we refer to collectively as the exchange notes. We refer to the outstanding notes and the exchange notes together as the notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

•

Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the applicable corresponding series of exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•

The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “ Risk Factors” beginning on page 9 for a discussion of risks that you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

In this prospectus, except as otherwise noted, the terms “UnitedHealth Group,” “we,” “our,” “us” or the “Company” refer to UnitedHealth Group Incorporated and its subsidiaries.

We have not authorized anyone to give any information or make any representation about us or the exchange notes that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. The words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The text under the heading “Risk Factors” contains certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in this prospectus and which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. Except to the extent otherwise required by federal securities laws, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this prospectus and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed below or incorporated by reference herein will be important in determining future results. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in our prior communications.

iii

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in, and incorporated by reference into, this prospectus.

The Company

We are a diversified health and well-being company, serving approximately 70 million Americans. We are focused on improving the American health care system and how it works for multiple, distinct constituencies. We provide individuals with access to quality, cost-effective health care services and resources through approximately 550,000 physicians and other care providers and approximately 4,800 hospitals across the United States as of September 30, 2007. During 2006, we managed approximately $92 billion in aggregate annual health care spending on behalf of the constituents and consumers we served. Our primary focus is on improving health care systems by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care providers, consumers, employers and other participants in health care can use to make better, more informed decisions. Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to improve access to health and well-being services, simplify the health care experience, promote quality and make health care more affordable.

Our revenues are derived from premium revenues on risk-based products; fees from management, administrative, technology and consulting services; sales of a wide variety of products and services related to the broad health and well-being industry; and investment and other income. We conduct our business primarily through operating divisions in the following business segments:

•	Uniprise;

•	Health Care Services, which includes our UnitedHealthcare, Ovations and AmeriChoice businesses;

•	OptumHealth; and

•	Ingenix.

Uniprise delivers health care and well-being services nationwide to large national employers, individual consumers and other health care organizations through three related business units: Uniprise Strategic Solutions, or USS, Definity Health and Exante Financial Services, or Exante. Each business unit works with other UnitedHealth Group businesses to deliver a complementary and integrated array of services. USS delivers strategic health and well-being solutions to large national employers. Definity Health provides consumer-driven health plans and services to employers and their employees. Exante delivers health care-focused financial services for consumers, employers and providers. Uniprise also offers transactional processing services to various intermediaries and health care entities. Most Uniprise products and services are delivered through its affiliates. Uniprise provides administrative and customer care services for certain other businesses of UnitedHealth Group. As of September 30, 2007, Uniprise served approximately 11.1 million individuals.

Our Health Care Services segment consists of our UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare offers a comprehensive array of consumer-oriented health benefit plans and services for small and mid-sized employers, and individuals nationwide. Ovations provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventative and acute health care services as well as for services dealing with chronic disease and other specialized issues for older individuals. Ovations, through its affiliates, is one of few enterprises fully dedicated to this market segment, providing products and services in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana Islands. Ovations’ wide array of products and services includes Medicare Supplement and Medicare Advantage health benefit coverage, and stand-alone prescription drug coverage and prescription drug discount cards, as well as disease management and chronic care programs. AmeriChoice, through its affiliates, provides network-based health and well-being services to beneficiaries of state Medicaid, Children’s Health Insurance Programs, and other government-sponsored health care programs.

OptumHealth offers a comprehensive platform of specialty health and wellness and ancillary benefits, services and resources to specific customer markets nationwide. These products and services include employee benefit offerings, provider networks and related resources focusing on behavioral health and substance abuse, dental, vision, disease management, complex and chronic illness and care facilitation. OptumHealth also offers solutions in the areas of complementary and alternative care, employee assistance, short-term and long-term disability, life insurance, work/life balance and health-related information. These services are designed to simplify the consumer health care experience and facilitate efficient health care delivery.

Ingenix offers database and data management services, software products, publications, consulting services, outsourced services and pharmaceutical development and consulting services on a nationwide and international basis. Ingenix is engaged in the simplification of health care administration with information and technology that helps customers accurately and efficiently document, code and bill for the delivery of care services. Ingenix is also a leader in contract research services, medical education services, publications, and pharmacoeconomics, outcomes, safety and epidemiology research through its i3 businesses. As of September 30, 2007, Ingenix’s customers include more than 5,000 hospitals, 240,000 physicians, 1,500 payers and intermediaries, more than 240 Fortune 500 companies, and more than 250 life sciences companies, as well as other UnitedHealth Group businesses.

As disclosed by the Company in its Current Report on Form 8-K filed December 4, 2007, during the fourth quarter of 2007, the Company completed the transition to its new segment reporting structure and will begin reporting on this basis in its Annual Report on Form 10-K for the fiscal year ending December 31, 2007. The reporting structure will have four segments: Health Care Services, Prescription Solutions, OptumHealth and Ingenix.

Corporate Information

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota, and our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our web site is located at www.unitedhealthgroup.com. The information on our web site is not part of this prospectus.

Summary of the Exchange Offer

With respect to the discussion of the terms of the exchange notes on the cover page, in this prospectus summary section and in the section entitled “Description of the Exchange Notes, “ the words “UnitedHealth Group,” “we,” “our,” “us” and the “Company” refer only to UnitedHealth Group Incorporated and not to any of its subsidiaries.

The Exchange Offer	We are offering to exchange $1,000 principal amount of each series of our outstanding unregistered:

•	$250,000,000 5.125% notes due November 15, 2010;

•	$450,000,000 5.500% notes due November 15, 2012;

•	$250,000,000 6.000% notes due November 15, 2017; and

•	$650,000,000 6.625% notes due November 15, 2037;

which we issued in a private placement in November 2007, for each $1,000 principal amount of the corresponding series of our exchange notes:

•	$250,000,000 5.125% notes due November 15, 2010;

•	$450,000,000 5.500% notes due November 15, 2012;

•	$250,000,000 6.000% notes due November 15, 2017; and

•	$650,000,000 6.625% notes due November 15, 2037;

which have been registered under the Securities Act.

The terms of each series of the exchange notes are substantially identical to the terms of the corresponding series of outstanding notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) provisions relating to the outstanding notes will not apply to the exchange notes.

In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2008, unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Date.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, see “The Exchange Offer—Conditions to the Exchange Offer,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes, then, except as described in “The Exchange Offer—Guaranteed Delivery Procedures,” you must, on or prior to the expiration date:

•

complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent;” or

•

arrange for The Depository Trust Company, or DTC, to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at DTC through the Automated Tender Offer Program, known as ATOP.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time on or prior to 5:00 p.m., New York City time, on the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Date.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into in November 2007 with the initial purchasers of the outstanding notes.

Resales of Exchange Notes

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

By executing the letter of transmittal relating to this exchange offer, or by agreeing to the terms of the letter of transmittal, you represent to us that you satisfy each of the requirements. If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes the liquidity and the trading market for your untendered outstanding notes could be adversely affected.

See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wilmington Trust Company. For additional information, see “The Exchange Offer—Exchange Agent” and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Consequences

The exchange of your outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the exchange notes are substantially the same as the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of the Exchange Notes” in this prospectus.

Issuer	UnitedHealth Group Incorporated

Notes Offered	$1,600,000,000 in aggregate principal amount of the following notes:

•	$250,000,000 5.125% Notes due November 15, 2010;

•	$450,000,000 5.500% Notes due November 15, 2012;

•	$250,000,000 6.000% Notes due November 15, 2017; and

•	$650,000,000 6.625% Notes due November 15, 2037.

Maturity Date	The 2010 notes will mature November 15, 2010. The 2012 notes will mature November 15, 2012. The 2017 notes will mature November 15, 2017. The 2037 notes will mature November 15, 2037.

Interest	Interest on the notes is payable semi-annually on May 15 and November 15, beginning on May 15, 2008, at the applicable rates set forth above.

Ranking	The exchange notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Optional Redemption

At our option, we may redeem any series of the exchange notes in whole or in part at any time before their maturity date on not less than 30 nor more than 60 days notice by mail. If we redeem any series of exchange notes before their maturity date, the redemption price will be equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (calculated in accordance with the terms set forth in “Description of the Exchange Notes—Optional Redemption”), plus 25 basis points for the 2010 notes, 25 basis points for the 2012 notes, 30 basis points for the 2017 notes and 35 basis points for the 2037 notes, plus accrued and unpaid interest to the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Use of Proceeds	We will not receive any proceeds from the exchange of the outstanding notes for the exchange notes. See “Use of Proceeds.”

Further Issuances

We may at any time and from time to time, without the consent of the existing holders of the applicable series of notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as any series of notes being offered under this prospectus. Any such additional notes, together with the notes having the same terms offered by this prospectus, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the applicable series of notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

Risk Factors	You should carefully read and consider, in addition to the matters set forth elsewhere in this prospectus, the information in the “Risk Factors” section beginning on page 9.

Governing Law	The senior indenture is, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

You should carefully consider the risks described below as well as other information contained in or incorporated by reference in this prospectus before purchasing the notes.

Risks Related to Our Historical Stock Option Practices

Matters relating to or arising out of our historical stock option practices, including regulatory inquiries, litigation matters, and potential additional cash and noncash charges could have a material adverse effect on the Company.

In early 2006, our Board of Directors initiated an independent review of the Company’s stock option practices from 1994 to 2005. The independent review was conducted by an independent committee comprised of three independent directors of the Company (the “Independent Committee”) with the assistance of independent counsel and independent accounting advisors. On October 15, 2006, we announced that the Independent Committee had completed their review of the Company’s stock option practices and reported the findings to the non-management directors of the Company. As a result of our historical stock option practices, we restated our previously filed financial statements, we are subject to various regulatory inquiries and litigation matters, and we may be subject to further cash and noncash charges, any or all of which could have a material adverse effect on us.

Regulatory Inquiries

As previously disclosed, the SEC and the U.S. Attorney for the Southern District of New York are conducting investigations into the Company’s historical stock option practices and the Company has received requests for documents from the Internal Revenue Service (IRS), the Minnesota Attorney General and various Congressional committees in connection with these issues and the Company’s executive compensation practices. We have not resolved these matters. We cannot provide assurance that the Company will not be subject to adverse publicity, regulatory or criminal fines, penalties, or other sanctions or contingent liabilities or adverse customer reactions in connection with these matters. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of these inquiries and document requests.

Litigation Matters

We and certain of our current and former directors and officers are defendants in a consolidated federal securities class action, an Employee Retirement Income Security Act (ERISA) class action, and state and federal shareholder derivative actions relating to our historical stock option practices. We also have received shareholder demands relating to those practices.

Our Board of Directors designated an independent Special Litigation Committee, consisting of two former Minnesota Supreme Court Justices, to investigate and decide whether to pursue the claims raised in the derivative actions and shareholder demands. On December 6, 2007, the Special Litigation Committee concluded its review of claims relating to the Company’s historical stock option practices and reached settlement agreements on behalf of the Company with William W. McGuire, M.D., our former Chairman and Chief Executive Officer, former General Counsel David J. Lubben, and former director William G. Spears. In addition, the Special Litigation Committee concluded that all claims against all named defendants in the derivative actions, including current and former Company officers and directors, should be dismissed. Each settlement agreement is conditioned upon final approval by the federal court and the state court and dismissal of claims in the derivative actions. If either condition is not satisfied, then that individual’s settlement agreement will become null and void in its entirety and will have no force or effect. The settlement agreements and the dismissal of the derivative actions are subject to notice to the Company’s shareholders.

In connection with the departure of Dr. McGuire, the U.S. District Court for the District of Minnesota issued an Order on November 29, 2006, preliminarily enjoining Dr. McGuire from exercising any Company stock options and preliminarily enjoining the Company and Dr. McGuire from taking any action with respect to Dr. McGuire’s employment agreement and related agreements. The original Order has been extended numerous times and on December 12, 2007, the Order was extended again indefinitely pending further order of the court.

In addition, following our announcement that we would delay filing our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, we received a purported notice of default from persons claiming to hold our 5.8% Senior Unsecured Notes due March 15, 2036, alleging a violation of the indenture governing those debt securities. Subsequently, we filed an action in the U.S. District Court for the District of Minnesota, seeking a declaratory judgment that the Company was not in default. The Company subsequently received a purported notice of acceleration from the same holders purporting to declare an acceleration of the Company’s 5.80% Senior Unsecured Notes due March 15, 2036, of which an aggregate of $850 million principal amount is outstanding.

We cannot provide assurance that the ultimate outcome of these actions will not have a material adverse effect on our business, financial condition or results of operations. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of these proceedings and shareholder demands.

In addition, we may be subject to additional litigation or other proceedings or actions arising out of the Independent Committee’s review, the Special Litigation Committee’s review and the related restatement of our historical financial statements. Litigation and any potential regulatory proceeding or action may be time consuming, expensive and distracting from the conduct of our business. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on our business, financial condition and results of operations.

Potential Additional Cash and Noncash Charges

While we believe we have made appropriate judgments in our restated financial statements in determining the financial and tax impacts of our historic stock option practices, we cannot provide assurance that the SEC or the IRS will agree with the manner in which we have accounted for and reported, or not reported, the financial and tax impacts. If the SEC or the IRS disagrees with our financial or tax adjustments and such disagreement results in material changes to our historical financial statements, we may have to further restate our prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

In addition, other adjustments for non-operating cash charges may be required in connection with the resolution of stock option-related matters arising under litigation and the above-referenced regulatory reviews, the amount and timing of which are uncertain but which could be material.

Risks Related to Our Business

We must effectively manage our health care costs.

Under our risk-based product arrangements, we assume the risk of both medical and administrative costs for our customers in return for monthly premiums. Premium revenues from risk-based products comprise approximately 90% of our total consolidated revenues. We generally use approximately 80% to 85% of our premium revenues to pay the costs of health care services delivered to these customers. The profitability of our risk-based products depends in large part on our ability to predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. Our premium revenue on commercial policies is typically fixed for a 12-month period and is generally priced one to four months before the contract commences. Our revenue on Medicare policies is based on bids submitted in June the year before the contract year. We base the premiums we charge and our Medicare bids on our estimate of future health care costs over the fixed contract period; however, medical cost inflation, regulations and other factors may cause actual costs to exceed what was estimated and reflected in premiums or bids. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. As a measure of the impact of medical cost on our financial results, relatively small differences between predicted and actual medical costs or utilization rates as a percentage of revenues can result in significant changes in our financial results. For example, if medical costs increased by 1% without a proportional change in related revenues for UnitedHealthcare’s commercial insured products, our annual net earnings for 2006 would have been reduced by approximately $170 million. In addition, the financial results we report for any particular period include estimates of costs that have been incurred for which claims are still outstanding. If these estimates prove too low, they will have a negative impact on our future results.

We face competition in many of our markets and customers have flexibility in moving between competitors.

Our businesses compete throughout the United States and face competition in all of the geographic markets in which they operate. For our Uniprise and Health Care Services segments, competitors include Aetna Inc., Cigna Corporation, Coventry Health Care, Inc., Humana Inc., Kaiser Permanente and WellPoint, Inc., numerous for-profit organizations and not-for-profit organizations operating under licenses from the Blue Cross and Blue Shield Association and enterprises that serve more limited geographic areas. Our OptumHealth and Ingenix segments also compete with a number of businesses. The addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving between competitors. In particular markets, competitors may have capabilities or resources that give them a competitive advantage. Greater market share, established reputation, superior supplier or provider arrangements, existing business relationships, and other factors all can provide a competitive advantage to our businesses or to their competitors. In addition, significant merger and acquisition activity has occurred in the industries in which we operate, both as to our competitors and suppliers in these industries. Consolidation may make it more difficult for us to retain or increase customers, to improve the terms on which we do business with our suppliers, or to maintain or advance profitability.

We are subject to funding and other risks with respect to revenue received from participation in Medicare and Medicaid programs.

We participate as a payer in Medicare Advantage, Medicare Part D, and various Medicaid programs and receive revenues from the Medicare and Medicaid programs to provide benefits under these programs. Our participation in these programs is through bids that are submitted periodically. Revenues for these programs are dependent upon periodic funding from the federal government or applicable state governments and allocation of the funding through various payment mechanisms. Funding for these programs is dependent upon many factors outside of our control including general economic conditions at the federal or applicable state level and general political issues and priorities. A reduction or less than expected increase in government funding for these programs or change in allocation methodologies may adversely affect our revenues and financial results. Our ability to retain and acquire Medicare enrollees is impacted by bids and plan designs submitted by us and our competitors. Under the Medicare Part D program, to qualify for automatic enrollment of low income members, our bids must result in an enrollee premium below a threshold, which is set by the government after our bids are submitted. If the enrollee premium is not below the government threshold, we risk loss of the members who were auto-assigned to us and will not have additional members auto-assigned to us. Our bids are based upon certain assumptions regarding enrollment, utilization, medical costs, and other factors. In the event any of these assumptions are materially incorrect or our competitors’ bids and positioning are different than anticipated, either as a result of unforeseen changes to the Medicare program or otherwise, our financial results could be materially affected.

Our business is subject to routine government scrutiny, and we must respond quickly and appropriately to frequent changes in government regulations.

Our business is regulated at the federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. The broad latitude that is given to the agencies administering those regulations, as well as future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state courts for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products, to increase prices for certain regulated products and to complete certain acquisitions and dispositions, including integration of acquisitions. Delays in obtaining approvals or our failure to obtain or maintain these approvals could reduce our revenue or increase our costs.

We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past, and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of our business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; mandated benefits and minimum medical expenditures; claim payments and processing; drug utilization and patient safety efforts; use and maintenance of individually identifiable health information; medical malpractice litigation; and government-sponsored programs. We cannot predict if any of these initiatives will ultimately become law, or, if enacted, what their terms or the regulations promulgated pursuant to such laws will be, but their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for loss of business.

We are involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by CMS, state insurance and health and welfare departments and state attorneys general, the Office of the Inspector General, the Office of Personnel Management, the Office of Civil Rights, the U.S. Department of Justice and U.S. Attorneys. Reviews and investigations of this sort can lead to government actions, which can result in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way we conduct business, loss of licensure or exclusion from participation in government programs. In addition, public perception or publicity surrounding routine governmental investigations may adversely affect our stock price, damage our reputation in various markets or make it more difficult for us to sell products and services.

Relationships with physicians, hospitals and other health care providers are important to our business.

We contract with physicians, hospitals, pharmaceutical benefit service providers, pharmaceutical manufacturers, and other health care providers for competitive prices. Our results of operations and prospects are substantially dependent on our continued ability to maintain these competitive prices. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part.

In addition, we have capitation arrangements with some physicians, hospitals and other health care providers. Under the typical arrangement, the provider receives a fixed percentage of premium to cover all the medical costs provided to the capitated member. Under some capitated arrangements, the provider may also receive additional compensation from risk sharing and other incentive arrangements. Capitation arrangements limit our exposure to the risk of increasing medical costs, but expose us to risk related to the adequacy of the financial and medical care resources of the provider. To the extent that a capitated provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangement, we may be held responsible for unpaid health care claims that should have been the responsibility of the capitated provider and for which we have already paid the provider under the capitation arrangement.

Our relationship with AARP is important.

Under our agreements with AARP, we provide AARP-branded Medicare Supplement insurance, hospital indemnity insurance and other products to AARP members and Medicare Part D prescription drug plans to AARP members and non-members. One of our renewed agreements with AARP expands the relationship to include AARP-branded Medicare Advantage plans for AARP members and non-members. Our renewed agreements with AARP contain commitments regarding corporate governance, corporate social responsibility, diversity and measures intended to improve and simplify the health care experience for consumers. The AARP agreements may be terminated early under certain circumstances, including, depending on the agreement, a material breach by either party, insolvency of either party, a material adverse change in the financial condition of the Company, material changes in the Medicare programs, material harm to AARP caused by the Company, and by mutual agreement. The success of our AARP arrangements depends, in part, on our ability to service AARP and its members, develop additional products and services, price the products and services competitively, meet our corporate governance, corporate social responsibility, and diversity commitments, and respond effectively to federal and state regulatory changes. The loss of our AARP relationship could have an adverse effect on our revenues.

The nature of our business exposes us to litigation risks.

Periodically, we become a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of our business, we are routinely made party to a variety of legal actions related to the design and management of our service offerings. These matters include, among others, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. We are also party to certain class action lawsuits brought by provider groups. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of our pending litigation matters.

The Company is largely self-insured with regard to litigation risks; however, we maintain excess liability insurance with outside insurance carriers to minimize risks associated with catastrophic claims. Although we believe that we are adequately insured for claims in excess of our self-insurance, certain types of damages, such as punitive damages in some circumstances, are not covered by insurance. We record liabilities for our estimates of the probable costs resulting from self-insured matters. Although we believe the liabilities established for these risks are adequate, it is possible that the level of actual losses may exceed the liabilities recorded.

Our businesses providing pharmacy benefit management (PBM) services face regulatory and other risks associated with the pharmacy benefits management industry that may differ from the risks of providing managed care and health insurance products.

In connection with the PacifiCare merger, we acquired a PBM business, Prescription Solutions. We also provide PBM services through UnitedHealth Pharmaceutical Solutions. Prescription Solutions and UnitedHealth Pharmaceutical Solutions are subject to federal and state anti-kickback and other laws that govern their relationships with pharmaceutical manufacturers, customers and consumers. In addition, federal and state legislatures regularly consider new regulations for the industry that could adversely affect current industry practices, including the receipt or required disclosure of rebates from pharmaceutical companies. In the event a court were to determine that our PBM business acts as a fiduciary under ERISA, we could be subject to claims for alleged breaches of fiduciary obligations in implementation of formularies, preferred drug listings and drug management programs, contracting network practices, specialty drug distribution and other transactions. Our PBM also conducts business as a mail order pharmacy, which subjects it to extensive federal, state and local laws and regulations. The failure to adhere to these laws and regulations could expose our PBM subsidiary to civil and criminal penalties. We also face potential claims in connection with purported errors by our mail order pharmacy, including in connection with the risks inherent in the packaging and distribution of pharmaceuticals and other health care products.

Our businesses depend on effective information systems and the integrity of the data in our information systems.

Our ability to adequately price our products and services, to provide effective and efficient service to our customers, and to accurately report our financial results depends on the integrity of the data in our information systems. As a result of technology initiatives, changes in our system platforms and integration of new business acquisitions, we have been taking steps to consolidate the number of systems we operate and have upgraded and expanded our information systems capabilities. If the information we rely upon to run our businesses were found to be inaccurate or unreliable or if we fail to maintain our information systems and data integrity effectively, we could lose existing customers, have difficulty attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have disputes with customers, physicians and other health care providers, have regulatory problems, have increases in operating expenses or suffer other adverse consequences. In addition, failure to consolidate our systems successfully could result in higher than expected costs and diversion of management’s time and energy, which could materially impact our business, financial condition and operating results.

The value of our intangible assets may become impaired.

Due largely to our recent acquisitions, goodwill and other intangible assets represent a substantial portion of our assets. Goodwill and other intangible assets were approximately $18.7 billion as of September 30, 2007, representing approximately 37% of our total assets. If we make additional acquisitions, it is likely that we will record additional intangible assets on our books. We periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. Any future evaluations requiring an asset impairment of our goodwill and other intangible assets could materially affect our results of operations and shareholders’ equity in the period in which the impairment occurs. A material decrease in shareholders’ equity could, in turn, negatively impact our debt ratings or potentially impact our compliance with existing debt covenants.

Our knowledge and information-related businesses depend on our ability to maintain proprietary rights to our databases and related products.

We rely on our agreements with customers, confidentiality agreements with employees, and our trademarks, trade secrets, copyrights and patents to protect our proprietary rights. These legal protections and precautions may not prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation and misappropriation of our proprietary information could hinder our ability to market and sell products and services.

We must comply with restrictions on patient privacy and information security, including taking steps to ensure that our business associates who obtain access to sensitive patient information maintain its confidentiality.

The use of individually identifiable data by our businesses is regulated at the international, federal and state levels. These laws and rules are subject to change by legislation or administrative interpretation. Various state laws address the use and disclosure of individually identifiable health data to the extent they are more restrictive than those contained in the privacy and security provisions in the federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996 (HIPAA). HIPAA also requires that we impose privacy and security requirements on our business associates (as this term is defined in the HIPAA regulations). Even though we provide for appropriate protections through our contracts with our business associates, we still have limited control over their actions and practices. Compliance with any privacy proposals, requirements, and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by our business associates. They also may impose further restrictions on our use of patient identifiable data that is housed in one or more of our administrative databases.

Risk Factors Related to the Exchange Offer

Holders of outstanding notes who fail to exchange their outstanding notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act. For further information regarding the consequences of tendering your outstanding notes in the exchange offer, see the discussion below under the captions “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” and “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange, Procedures for Tendering,” “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” and “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risk Factors Related to the Exchange Notes

Our ability to generate the cash needed to service our lease and debt obligations depends on certain factors beyond our control.

The future success of our operations will, in large part, dictate our ability to make scheduled payments on, and satisfy our obligations under, our leases and debt, including our debt incurred under the notes. Our future operating performance will be affected by general economic, competitive, market, business and other conditions, many of which are beyond our control. To the extent we are not able to meet our obligations under our leases and debt, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our leases or debt, obtain additional financing or sell assets on satisfactory terms or at all.

We have made only limited covenants in the senior indenture for the exchange notes, and these limited covenants may not protect your investment.

The senior indenture for the exchange notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the exchange notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the exchange notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities.

Furthermore, the senior indenture for the exchange notes contains only limited protections in the event of a change in control and similar transactions. We can engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the exchange notes. Such changes may constitute a fundamental change but would not require us to repurchase the exchange notes. For these reasons, you should consider the lack of covenants in the senior indenture and the lack of a repurchase feature of the exchange notes as a significant factor in evaluating whether to invest in the exchange notes.

An adverse rating of the exchange notes may cause their trading price to fall.

If a rating agency rates the exchange notes, it may assign a rating that is lower than the ratings assigned to our other debt. Rating agencies also may lower ratings on the exchange notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the exchange notes could significantly decline.

We cannot assure you that an active trading market will develop for the exchange notes.

There is currently no public market for the exchange notes. We do not know if an active market will develop for the exchange notes, or if developed, whether such a market will continue. If an active market is not developed or maintained, the market price and the liquidity of the exchange notes may be adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized, the interest factor in rental expenses, plus the amortization of debt discount and debt expense.

	Nine Months Ended	Year Ended December 31,
	Sept. 30, 2007	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	13.7x	14.1x	18.3x	24.0x	20.5x	16.0x

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on November 19, 2007. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer; Expiration Date

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered on or before the expiration date and are not validly withdrawn as permitted below. The expiration date for the exchange offer is 5:00 p.m., New York City time, on                     , 2008, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, on or prior to 5:00 p.m., New York City time, on the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to Wilmington Trust Company, the exchange agent, at the address set forth below under the heading “—The Exchange Agent;” or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, prior to the expiration date, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration date; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations, either before or after the expiration date, under and of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from such eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile (with receipt confirmed by telephone) or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” on or prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the series and principal amount of such outstanding notes;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. On the expiration date we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the series and denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes or series of notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or which we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus is a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•

any law, rule or regulation is enacted, adopted, proposed or interpreted which we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”;

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•

we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We are expensing costs incurred in connection with the issuance of the exchange notes when incurred.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for the outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The exchange agent for the exchange offers is:

Wilmington Trust Company

By Overnight Courier, Hand, Certified or Registered Mail:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Exchanges

By Facsimile Transmission:

(302) 636-4139

Attention: Exchanges

Confirm by Telephone:

(302) 636-6470

For Information Call:

(302) 636-6470

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

Holders of the exchange notes of any series and any outstanding notes of such series which remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

DESCRIPTION OF THE EXCHANGE NOTES

General

The exchange notes will be senior debt securities issued pursuant to the senior indenture, dated as of November 15, 1998, as amended by an amendment to the senior indenture, dated as of November 6, 2000, between us and Wilmington Trust Company, as successor trustee. The following information should be read together with the description of the senior debt securities in the senior indenture. A copy of the senior indenture was filed as Exhibit 4.1 to our registration statement on Form S-3/A (No. 333-66013) filed with the SEC on January 11, 1999. The senior indenture has been qualified under the Trust Indenture Act. We will offer the exchange notes as separate series under such senior indenture. Each series of exchange notes will also be issued under and be subject to the terms of individual officers’ certificates and company orders pursuant to the senior indenture, which are incorporated by reference into this prospectus.

This section summarizes the material terms and provisions of the senior indenture and the exchange notes. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the exchange notes. If you would like additional information, you should read the senior indenture and the form of notes.

The exchange notes will be unsecured and will rank equally with other unsecured, unsubordinated indebtedness of UnitedHealth Group. The exchange notes will be issued in registered form only, without coupons, in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

Our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a or claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.”

For purposes of this description, unless the context otherwise requires, (i) the “2010 notes” refers to the 2010 exchange notes and the 2010 outstanding notes, (ii) the “2012 notes” refers to the 2012 exchange notes and the 2012 outstanding notes, (iii) the “2017 notes” refers to the 2017 exchange notes and the 2017 outstanding notes, (iv) the “2037 notes” refers to the 2037 exchange notes and the 2037 outstanding notes and (v) the “notes” refers to the 2010 notes, 2012 notes, 2017 notes and 2037 notes. Each of the 2010 notes, 2012 notes, 2017 notes and 2037 notes are hereinafter sometimes referred to as a “series” of notes.

Exchange Notes Versus Outstanding Notes

The terms of the exchange notes are substantially identical to those of the outstanding notes of the same series, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

Title, Principal Amount, Maturity and Interest

The 2010 notes are designated as our 5.125% notes due November 15, 2010. The 2012 notes are designated as our 5.500% notes due November 15, 2012. The 2017 notes are designated as our 6.000% notes due November 15, 2017, and the 2037 notes are designated as our 6.625% notes due November 15, 2037. The notes are initially limited in aggregate principal amount to $250,000,000 for the 2010 notes, $450,000,000 for the 2012 notes, $250,000,000 for the 2017 notes and $650,000,000 for the 2037 notes.

The 2010 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 15, 2010. The 2012 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 15, 2012. The 2017 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 15, 2017. The 2037 notes will mature and become due and payable, together with any accrued and unpaid interest, on November 15, 2037. We may redeem any series of notes at our option, either in whole or in part, before they mature. See “—Optional Redemption” below.

The interest payable by us on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the applicable record date, whether or not a business day, immediately preceding the interest payment date.

The 2010 notes will bear interest at the annual rate set forth in their title from November 19, 2007, or from the most recent interest payment date on which we paid or provided for interest on the 2010 notes until their principal is paid. We will pay interest on the 2010 notes semi-annually on each May 15 and November 15. The first interest payment date will be May 15, 2008. The regular record dates for payments of interest are the May 1 or November 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2012 notes will bear interest at the annual rate set forth in their title from November 19, 2007, or from the most recent interest payment date on which we paid or provided for interest on the 2012 notes until their principal is paid. We will pay interest on the 2012 notes semi-annually on each May 15 and November 15. The first interest payment date will be May 15, 2008. The regular record dates for payments of interest are the May 1 or November 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2017 notes will bear interest at the annual rate set forth in their title from November 19, 2007, or from the most recent interest payment date on which we paid or provided for interest on the 2017 notes until their principal is paid. We will pay interest on the 2017 notes semi-annually on each May 15 and November 15. The first interest payment date will be May 15, 2008. The regular record dates for payments of interest are the May 1 or November 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2037 notes will bear interest at the annual rate set forth in their title from November 19, 2007, or from the most recent interest payment date on which we paid or provided for interest on the 2037 notes until their principal is paid. We will pay interest on the 2037 notes semi-annually on each May 15 and November 15. The first interest payment date will be May 15, 2008. The regular record dates for payments of interest are the May 1 or November 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that a payment of principal or interest is due on a date that is not a business day, we will make the payment on the next business day, but we will consider that payment as being made on the date that the payment was due to you, without any interest or other payment with respect to the delay. When we use the term “business day” we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Optional Redemption

At our option, we may redeem any series of notes in whole or in part, at any time or from time to time, before their maturity date on not less than 30 nor more than 60 days notice by mail. If we redeem any series of notes before their maturity date, the redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 25 basis points for the 2010 notes, plus 25 basis points for the 2012 notes, plus 30 basis points for the 2017 notes and plus 35 basis points for the 2037 notes, plus, in each case, accrued and unpaid interest to the redemption date. For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by the trustee under the senior indenture after consultation with us as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes being redeemed.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the trustee under the senior indenture obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means any of J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the trustee under the senior indenture after consultation with us.

•

“Reference Treasury Dealer” means (1) any of J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. or Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided, however, that if J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their respective affiliates shall cease to be a Primary Treasury Dealer, we wilt appoint another Primary Treasury Dealer as a substitute for such entity and (2) any other Primary Treasury Dealer selected by the trustee under the senior indenture.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the senior indenture, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee under the senior indenture by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

The senior indenture provides that, if less than all of any series of notes are to be redeemed at any time, selection of the notes for redemption will be made by the senior trustee on:

•	a pro-rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

If we redeem less than all of any series of the notes, we have been advised that it is the practice of The Depository Trust Company, or DTC, to determine by lot the amount of the interest of each participant in the series of notes to be redeemed.

Portions of the notes selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the notes of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any series of notes is to be redeemed in part only, the notice of redemption that relates to the such notes shall state the portion of the principal amount of such notes to be redeemed. New notes, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original notes, if any, will be issued in the name of the holder of the original notes upon cancellation of the original notes.

On and after the redemption date, interest will no longer accrue on the series of notes or any part of the series of notes called for redemption unless UnitedHealth Group defaults in the payment of the redemption price and accrued interest.

No series of the notes have the benefit of any sinking fund.

Trustee, Registrar and Paying Agent

Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19590, serves as trustee under the senior indenture and has been appointed registrar and paying agent for the notes.

Further Issuances

We may at any time and from time to time, without the consent of the existing holders of the applicable series of notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as any series of notes being offered under this prospectus. Any such additional notes, together with the notes having the same terms offered by this prospectus, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the applicable series of notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

Description of Certain Terms of the Senior Indenture

Certain Definitions

Set forth below are certain defined terms used in the senior indenture. Please refer to the senior indenture for full definitions of all terms.

“Capital Stock” means:

•	corporate stock including, without limitation, common stock and preferred stock;

•	any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

•	partnership interests (whether general or limited); and

•	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Consolidated Net Worth” means, with respect to any person as of any date, the sum of the following determined in accordance with generally accepted accounting principles:

•	the consolidated equity of the common shareholders of a person and its consolidated Subsidiaries as of a particular date; plus

•

the respective amounts reported on a person’s balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less

•

all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the senior indenture, in the book value of any asset owned by a person or a consolidated Subsidiary of that person; and

•	all unamortized debt discount and expense and unamortized deferred charges as of a particular date.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an event of default under the senior indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

•	matures; or

•	is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

•	is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the applicable senior debt securities mature.

“Principal Property” means:

•	the land;

•	the land improvements;

•	the buildings; and

•	the fixtures (to the extent they constitute real property interests)

(including any leasehold interest therein) constituting UnitedHealth Group’s principal corporate office or any other discrete facility of UnitedHealth Group and its Subsidiaries (whether owned at the date of initial issuance of the applicable senior debt securities or acquired after that date), provided in each case that the facility:

•	is owned by UnitedHealth Group or any Subsidiary;

•	is located within any of the present 50 states of the United States of America or the District of Columbia;

•

has not been determined in good faith by UnitedHealth Group’s Board of Directors not to be of material importance to the business conducted by UnitedHealth Group and its Subsidiaries taken as a whole; and

•

has a book value as of the date as of which the determination is being made in excess of 5% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

“Restricted Subsidiary” means:

•	each Subsidiary as of the date of the senior indenture; and

•

each Subsidiary created or acquired after the date of the senior indenture, provided, however, that any Subsidiary may be expressly excluded by resolution of the Board of Directors of UnitedHealth Group before, or within 120 days following, the creation or acquisition of the Subsidiary.

“Subsidiary” means, with respect to any person:

•

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the entity is at the time owned or controlled, directly or indirectly, by the person or one or more of the other Subsidiaries of that person (or a combination thereof); and

•	any partnership:

•	the sole general partner or the managing general partner of which is the person or a Subsidiary of that person; or

•	the only general partners of which are the person or of one or more Subsidiaries of that person (or any combination thereof).

Certain Covenants

Limitation on Liens. Unless the applicable prospectus or prospectus supplement indicates otherwise and except as otherwise indicated below, the senior indenture provides that UnitedHealth Group will not, and will not permit any Restricted Subsidiary to, create, assume, incur or allow to exist:

•

any lien, which includes any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the senior indenture or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes); or

•

any lien upon any Principal Property, whether owned or leased on the date of the senior indenture, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes), in each case, without making effective provision to secure all the outstanding notes on the same basis as the indebtedness for money borrowed.

The restriction referred to in the preceding paragraph does not include the following permitted liens:

•	any lien upon property, stock or indebtedness of an entity existing at the time such entity becomes a Restricted Subsidiary;

•

any lien upon property, stock or indebtedness existing at the time it is acquired by UnitedHealth Group or a Restricted Subsidiary (whether directly or by merger, consolidation or otherwise) or granted to secure payment of any part of the purchase price thereof or granted to secure any indebtedness incurred for money borrowed to finance the purchase thereof (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the purchase);

•

any lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of the property or granted to secure indebtedness for money borrowed incurred to finance the cost (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the development, construction, alteration, repair or improvement);

•	any lien securing indebtedness for money borrowed of a Restricted Subsidiary owing to UnitedHealth Group or to another Restricted Subsidiary;

•	any lien existing on the date of initial issuance of the applicable senior debt securities; and

•

any lien on property of UnitedHealth Group or a Restricted Subsidiary in favor of the United States of America or any state or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute, rule or regulation; and any extension, renewal or replacement, in whole or in part, of any lien referred to in the preceding six bullet points; provided, however, that the principal amount of indebtedness for money borrowed secured thereby shall not exceed the principal amount of indebtedness for money borrowed so secured at the time of the extension, renewal or replacement; and provided, further, that the lien shall be limited to all or part of the property which was subject to the lien that was extended, renewed or replaced.

Notwithstanding the two preceding paragraphs, UnitedHealth Group may, and may permit any Restricted Subsidiary, to:

•	create any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

•	assume any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property; and

•	incur or allow to exist any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

in each case, without securing the notes on the same basis. This will only be permitted if the aggregate amount of all indebtedness for money borrowed (except indebtedness for money borrowed that is secured by permitted liens) then outstanding and secured by the lien and all similar liens does not exceed 10% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

Merger, Consolidation, or Sale of Assets. The senior indenture provides that UnitedHealth Group may not merge with another company or sell or lease all of its property to another company unless:

•

UnitedHealth Group is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the notes and the performance and observance of all the covenants and conditions of the senior indenture binding on UnitedHealth Group;

•	immediately after such transaction, UnitedHealth Group, or the successor corporation, is not in default in the performance of a covenant or condition in the senior indenture; and

•

UnitedHealth Group, or the successor corporation, will have Consolidated Net Worth immediately after the transaction equal to or greater titan the Consolidated Net Worth of UnitedHealth Group immediately preceding the transaction.

Reports. The senior indenture provides that as long as any series of notes are outstanding, UnitedHealth Group will file with the senior trustee and furnish to the holders of the notes all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that it is required to file with the SEC. If UnitedHealth Group is no longer subject to Section 13 or 15(d) of the Securities Exchange Act of I934, as amended (the “Exchange Act”), it will not be obligated to provide these reports to the senior trustee and holders.

Absence of Certain Covenants. The senior indenture does not contain provisions permitting the holders of the notes to require UnitedHealth Group to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of UnitedHealth Group’s debt ratings.

Events of Default; Remedies

The senior indenture provides that each of the following constitutes an event of default with respect to the notes of any series:

•	failure to pay interest on any notes of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any notes of that series when due;

•	failure to deposit any mandatory sinking fund payment when due on notes of that series;

•	failure to comply with the provisions described above under the heading “—Certain Covenants-Merger, Consolidation, or Sale of Assets;”

•

failure by UnitedHealth Group to comply with any of its other agreements in the senior indenture or the notes for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding notes of that series;

•	certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its subsidiaries; and

•	any other event of default that may be specified for the notes of that series when that series is created.

If an event of default under the senior indenture occurs on outstanding notes of a particular series and continues, the senior trustee or holders of at least 25% of that series of notes may declare the principal amount of all notes in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the notes in a series may rescind a declaration.

Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its subsidiaries, all principal, premium, if any, and interest on outstanding notes will become due and payable without further action or notice.

Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in the best interest of the holders of the notes.

If an event of default occurs under the senior indenture which event of default:

•	occurs as a result of the willful action (or inaction) of UnitedHealth Group or its subsidiaries; and

•	results in the avoidance of the payment of any premium that UnitedHealth Group would have had to pay upon redemption of notes,

•	then an equivalent premium shall also become immediately due and payable if the notes are repaid.

The holders of a majority in principal amount of the outstanding notes of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

Holders of a majority in principal amount of the outstanding notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

A holder of any notes of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding notes of the series make a written request to the senior trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the senior trustee indemnity satisfactory to the senior trustee against any loss, liability or expense;

•	the senior trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and

•	the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding notes of the series during the 60-day period.

The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the senior trustee an annual certificate, signed by an officer, stating that we are not in default in the performance or observance of the senior indenture, or, if a default or event of default has occurred, containing a description of any default or event of default.

Certain Provisions Applicable to Senior Trustee

The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture, upon the certificates and opinions. However, the senior trustee is required to examine the certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

The senior indenture provides that the senior trustee may resign at any time or may be removed by the holders of a majority in principal amount of the outstanding notes of a series or by UnitedHealth Group under certain circumstances by notice delivered to the senior trustee and UnitedHealth Group. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, UnitedHealth Group or, if it fails to act, the holders of a majority in principal amount of the outstanding note of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

The senior indenture includes provisions allowing defeasance of the notes. Defeasance means that we may discharge its entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•

we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of a series, and to have satisfied all its other obligations under the notes of that series and the senior indenture as it relates to that series, also known as legal defeasance; and

•

we may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of notes under the senior indenture, also known as covenant defeasance;

provided that the following conditions shall have been satisfied:

•

we deposit with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of notes on the dates that the payments are due under the senior indenture and the terms of the notes of the series;

•	no event of default or default under the senior indenture shall have occurred on the date of the deposit;

•

we shall have delivered to the senior trustee an opinion of counsel which states that (1) holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (2) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•

the defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which UnitedHealth Group is a party or by which UnitedHealth Group is bound; and

•

we shall have delivered an officers’ certificate that states that (1) the deposit was not made with the intent of preferring the holders of the notes of the series to be defeased over other creditors of UnitedHealth Group and (2) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification and Amendment of Senior Indenture

Under the senior indenture, UnitedHealth Group’s rights and obligations and the rights of the holders of notes may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series of notes affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding notes:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•

modifications to any of these requirements, or modifications to reduce the percentage of outstanding notes necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Governing Law

The senior indenture and the notes are governed by and will be construed in accordance with New York law.

BOOK-ENTRY ISSUANCE

DTC will act as securities depository for the exchange notes. The exchange notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued in the aggregate principal amount of the exchange notes, and will be deposited with DTC.

DTC, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC’s participants (“Direct Participants”) deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The ownership interest of each actual purchaser of exchange notes (each, a “Beneficial Owner”) is recorded on the Direct and Indirect Participants’ records. Transfers of ownership interests in the exchange notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such exchange notes, except as described below.

The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the exchange notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the exchange notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of the Company or DTC nor its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the exchange notes at any time by giving us notice that it is unwilling or unable to continue as depository for the exchange notes, or DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation, in the event that a successor depository is not obtained within 90 days, note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material United States federal income tax consequences regarding the participation of the exchange offer and of the ownership and disposition of the exchange notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, or the Code, United States Treasury Regulations, IRS rulings and pronouncements and judicial decisions in effect as of the date of this prospectus, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or currencies, pass-through entities, expatriates, tax-exempt organizations, persons holding the exchange notes as part of a straddle, hedge, integrated, conversion or constructive sale transaction, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark to-market method of accounting for their securities, certain former citizens or residents of the United States, and persons with a functional currency other than the U.S. dollar. In addition, except where noted, this summary deals only with exchange note held as a “capital asset” within the meaning of Section 1221 of the Code by a beneficial owner who purchased the outstanding note on original issuance at the first price at which a substantial portion of the outstanding notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed.

As used herein, “United States Holder” means a beneficial owner of notes who, or that, is:

(1)	a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

(2)	a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

As used herein, a “non-United States Holder” means a beneficial owner of notes, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a United States Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning, and disposing of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

HOLDERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

UNDER APPLICABLE UNITED STATES TREASURY REGULATIONS, WE ARE REQUIRED TO INFORM YOU THAT ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS CONTAINED IN THIS SECTION OR ELSEWHERE IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN AND IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, TO AVOID PENALTIES IMPOSED UNDER THE CODE.

Exchange of Outstanding Notes for Exchange Notes

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

United States Holders

Interest

Interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. The outstanding notes had an issue price at or near the face amount and thus do not have original issue discount and the remainder of this section assumes the neither the outstanding notes or the exchange notes have original issue discount.

Sale, Retirement, Redemption or Other Taxable Disposition of a Note

A United States Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

(2)	the United States Holder’s adjusted tax basis in such note. A United States Holder’s adjusted tax basis in a note will, in general, be the price paid for the note by the United States Holder.

Any gain or loss recognized on a taxable disposition of such note will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the United States Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States Holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to certain limitations.

Additional Interest

We are obligated to make additional interest payments to holders of the notes if the notes are not registered with the SEC within prescribed time periods set forth in the registration rights agreement. However, under applicable United States Treasury Regulations, the possibility of an additional interest payment on the notes may be disregarded for the purposes of determining the amount of interest income recognized by a United States Holder in advance of such payment if on the date the notes are issued the possibility of such a payment is incidental or remote. We intend to treat the possibility that the notes will not be registered within the prescribed time periods as a remote or incidental contingency. Therefore, we believe that any additional interest resulting from a failure to register the notes will be taxable to United States Holders only at the time it accrues or is received in accordance with each such holder’s method of accounting.

Our determination that there is a remote likelihood of paying additional interest on the notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable United States Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

Non-United States Holders

Interest

Interest paid to a non-United States Holder of the notes will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

(1)	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

(2)	the non-United States Holder is not

(A)	a controlled foreign corporation that is related to us through stock ownership or

(B)	a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(3)	the beneficial owner of the note provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

Interest paid to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business (or, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment) will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to interest, and such non-United States holder will generally be exempt from the 30% withholding tax provided the certification requirements discussed below are satisfied, if such amounts are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty requires, such interest is attributable to a United States permanent establishment maintained by the non-United States Holder. Such effectively connected income received by a non-United States Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or IRS Form W-8ECI (or a suitable substitute form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, as applicable. Such certificate must contain, among other information, the name and address of the non-United States Holder.

Non-United States Holders are urged to consult their tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale of Notes

A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a note unless:

(1)	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

(2)	the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by such holder.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to gain realized on the sale or exchange of a note if such gain is effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. In certain circumstances, a non-United States Holder which is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

Information Reporting and Backup Withholding

Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the United States Holder:

(1)	fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payer in the manner required;

(2)	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

(3)	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A non-United States Holder is generally not subject to backup withholding if it certifies as to its status as a non-United States Holder under penalties of perjury in the manner described in “—Non-United States Holders—Interest” above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest to non-United States Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury in the manner described in “—Non-United States Holders—Interest” above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a “United States related person,” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

(1)	a controlled foreign corporation for United States federal income tax purposes;

(2)	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

(3)	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment maybe subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             ,              all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, or contribute to payments that they may be required to make in respect thereof.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Dannette L. Smith, our Deputy General Counsel.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which expressed an unqualified opinion and included explanatory paragraphs that describe that the accompanying 2005 and 2004 consolidated financial statements have been restated to reflect certain adjustments resulting from the Company’s historical stock option granting practices and that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006, discussed in notes 3 and 2, respectively, to the consolidated financial statements), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Similarly, we are incorporating by reference certain information filed previously with the SEC into this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the time that we exchange all the securities offered by this prospectus; provided, however, we are not incorporating by reference any information furnished rather than filed unless otherwise specified:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•

Current Reports on Form 8-K dated January 4, 2007, January 18, 2007, February 2, 2007, March 12, 2007, March 14, 2007, April 20, 2007, May 16, 2007, May 30, 2007, August 21, 2007 and December 6, 2007; and

•

the description of our common stock contained in any registration statement on Form 8-A filed by us under the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Legal Department

(952) 936-1300

In order to obtain timely delivery, you must request the information no later than                     , 2008, which is five business days before the expiration date of this exchange offer.

$1,600,000,000

Offer to Exchange

$250,000,000 5.125% Notes due November 15, 2010 in exchange for

$250,000,000 5.125% Notes due November 15, 2010

that have been registered under the Securities Act of 1933

And

$450,000,000 5.500% Notes due November 15, 2012 in exchange for

$450,000,000 5.500% Notes due November 15, 2012

that have been registered under the Securities Act of 1933

And

$250,000,000 6.000% Notes due November 15, 2017 in exchange for

$250,000,000 6.000% Notes due November 15, 2017

that have been registered under the Securities Act of 1933

And

$650,000,000 6.625% Notes due November 15, 2037 in exchange for

$650,000,000 6.625% Notes due November 15, 2037

that have been registered under the Securities Act of 1933

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, until     ,             , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus in connection with such transactions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The bylaws of UnitedHealth Group provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. UnitedHealth Group maintains a standard policy of directors and officers insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES**

Number	Description
3.1	Third Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on From 8-K dated May 29, 2007)

3.2	Third Amended and Restated Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 29, 2007)

4.1	Senior Indenture, dated as of November 15, 1998, between United HealthCare Corporation and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A, filed on January 11, 1999)

4.2	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the UnitedHealth Group Incorporated and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.3	Instrument of Resignation, Appointment and Acceptance of Trustee, dated January 8, 2007, pursuant to the Senior Indenture, dated November 15, 1988, amended November 6, 2000, among UnitedHealth Group Incorporated, The Bank of New York and Wilmington Trust Company (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.4*	Registration Rights Agreement, dated as of November 19, 2007, among UnitedHealth Group Incorporated, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Number	Description

4.5*	Officers’ Certificate and Company Order for $250,000,000 5.125% Notes due November 15, 2010, including the form of global note due November 15, 2010

4.6*	Officers’ Certificate and Company Order for $450,000,000 5.500% Notes due November 15, 2012, including the form of global note due November 15, 2012

4.7*	Officers’ Certificate and Company Order for $250,000,000 6.000% Notes due November 15, 2017, including the form of global note due November 15, 2017

4.8*	Officers’ Certificate and Company Order for $650,000,000 6.625% Notes due November 15, 2037, including the form of global note due November 15, 2037

5.1*	Opinion of Dannette L. Smith, Deputy General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued

5.2*	Opinion of Hogan & Hartson LLP, Special Counsel of UnitedHealth Group Incorporated, regarding the securities to be issued

12.1*	Ratio of Earnings to Fixed Charges

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Dannette L. Smith, Deputy General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.1)

23.3*	Consent of Hogan & Hartson LLP, Special Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.2)

24.1*	Power of Attorney

25.1*	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute W-9

*	Filed herewith.
**	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company will furnish copies thereof to the SEC upon request.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on December 26, 2007.

UNITEDHEALTH GROUP INCORPORATED

By:	/S/ STEPHEN J. HEMSLEY
Stephen J. Hemsley President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 26, 2007.

Signature	Title

/S/ STEPHEN J. HEMSLEY Stephen J. Hemsley	Director, President and Chief Executive Officer (principal executive officer)

/S/ GEORGE L. MIKAN III George L. Mikan III	Executive Vice President and Chief Financial Officer (principal financial officer)

/S/ ERIC S. RANGEN Eric S. Rangen	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Robert J. Darretta	Director

* Michele J. Hooper	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Mary O. Mundinger, Dr. P.H.	Director

* Robert L. Ryan	Director

* Gail R. Wilensky, Ph.D.	Director

The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/S/ CHRISTOPHER J. WALSH
Christopher J. Walsh As Attorney-In-Fact

EXHIBIT INDEX**

Number	Description
3.1	Third Restated Articles of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on From 8-K dated May 29, 2007)

3.2	Third Amended and Restated Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 29, 2007)

4.1	Senior Indenture, dated as of November 15, 1998, between United HealthCare Corporation and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A, filed on January 11, 1999)

4.2	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the UnitedHealth Group Incorporated and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

4.3	Instrument of Resignation, Appointment and Acceptance of Trustee, dated January 8, 2007, pursuant to the Senior Indenture, dated November 15, 1988, amended November 6, 2000, among UnitedHealth Group Incorporated, The Bank of New York and Wilmington Trust Company (incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.4*	Registration Rights Agreement, dated as of November 19, 2007, among UnitedHealth Group Incorporated, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

4.5*	Officers’ Certificate and Company Order for $250,000,000 5.125% Notes due November 15, 2010, including the form of global note due November 15, 2010

4.6*	Officers’ Certificate and Company Order for $450,000,000 5.500% Notes due November 15, 2012, including the form of global note due November 15, 2012

4.7*	Officers’ Certificate and Company Order for $250,000,000 6.000% Notes due November 15, 2017, including the form of global note due November 15, 2017

4.8*	Officers’ Certificate and Company Order for $650,000,000 6.625% Notes due November 15, 2037, including the form of global note due November 15, 2037

5.1*	Opinion of Dannette L. Smith, Deputy General Counsel of UnitedHealth Group Incorporated, regarding legality of the securities to be issued

5.2*	Opinion of Hogan & Hartson LLP, Special Counsel of UnitedHealth Group Incorporated, regarding the securities to be issued

12.1*	Ratio of Earnings to Fixed Charges

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Dannette L. Smith, Deputy General Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.1)

23.3*	Consent of Hogan & Hartson LLP, Special Counsel of UnitedHealth Group Incorporated (included in Exhibit 5.2)

24.1*	Power of Attorney

25.1*	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as Trustee

Number	Description

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute W-9

*	Filed herewith.
**	Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of certain holders of long-term debt are not filed. The Company will furnish copies thereof to the SEC upon request.